AMENDMENT TO 10% CONVERTIBLE PROMISSORY NOTE
PRINCIPAL AMOUNT $70,000
DATED JANUARY 29, 2010

WHEREAS, on January 29, 2010 Eastern Resources, Inc., a Delaware corporation (the “Obligor”), issued a 10% Convertible Promissory Note (the “Note”) due July 28, 2011 (the “Original Maturity Date”) in the principal amount of $70,000 in favor of Paramount Strategy Corp. (the “Payee”); and

WHEREAS, the Obligor and the Payee wish to amend the terms of the Note, to extend the Original Maturity Date by eighteen months and to provide for the continued accrual of interest on the outstanding principal amount of the Note during such extension on the same terms as provided in the Note (i.e. 10% per annum).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Obligor and the Payee hereby agree that: (i) the unpaid principal balance of the Note shall be due and payable on January 28, 2013 (the “New Maturity Date”), and (ii) interest shall continue to accrue on the unpaid principal balance of the Note at an annual rate of 10%, from the date of this Amendment until the New Maturity Date, and shall be paid in full, together with all previously accrued interest, on the New Maturity Date.  All other terms and conditions of the Note remain unchanged.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Obligor and acknowledged by the Payee as of the 28th day of July, 2011.

EASTERN RESOURCES, INC.

By:
Name:	Thomas H. Hanna, Jr.
Title:	Chairman and Chief Executive Officer

PARAMOUNT STRATEGY CORP.

By:
Name:	Andrew Meade
Title:	Director